Exhibit 99.1

AT EPIX

Peyton Marshall, Chief Financial Officer

Angela Elrod, Investor Relations Manager

(617) 250-6012

FOR IMMEDIATE RELEASE

April 29, 2004

EPIX REPORTS FIRST QUARTER RESULTS FOR 2004

- Conference call to feature update on U.S. angiographic market developments -

CAMBRIDGE, MA, April 29, 2004 — EPIX Medical, Inc. (Nasdaq: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), today announced its financial results for the first quarter 2004.

Financial highlights for the quarter ended March 31, 2004 included:

•                  Net loss of $3.9 million, or $0.17 per share, in the first quarter of 2004 compared to a net loss of $5.4 million, or $0.32 per share, for the first quarter of 2003.

•                  Revenues of $3.6 million in the first three months of 2004 as compared to $3.5 million in 2003.  Product development revenue increases from the EP-2104R development and MRI research agreements with Schering AG and royalty revenue increases were partially offset by decreases in MS-325 product development revenue and license fee revenue.

•                  Total operating expenses for the three months ended March 31, 2004 were $7.7 million compared to $9.0 million for 2003.  The decrease resulted primarily from reduced research and development costs related to the completion of the Phase III clinical trial program for MS-325.   This decrease was somewhat offset by increased research and development expenses for EP-2104R and MRI research and increased general and administrative expenses arising from increased marketing and other corporate expenses.

•                  Cash, cash equivalents and marketable securities totaled $74.9 million as of March 31, 2004.  Shares outstanding as of March 31, 2004 were 22.7 million.

Recent operating highlights included:

•                  Announcement in February 2004 that the U.S. Food and Drug Administration (FDA) has accepted the MS-325 New Drug Application (NDA) for filing.  The target date for first FDA action is mid-October, ten months from the December 2003 submission.  MS-325 is a contrast agent designed specifically for vascular imaging with magnetic resonance angiography (MRA).

•                  Announcement in January 2004 of the issuance of U.S. Patent No. 6,676,929 granting composition-of-matter claims for the chemical structure of MS-325 (gadofosveset).  The patent is entitled “Diagnostic Imaging Contrast Agents with Extended Blood Retention.”  As issued, its term extends through August 2015.  Under the provisions of the Hatch-Waxman Act, the patent term may be extended upon FDA approval.

•                  Announcement in March 2004 of the promotion of Thomas McMurry, PhD to Vice President of Research.

Michael D. Webb, President and CEO of EPIX, commented, “In the first quarter of 2004, we made substantial progress in moving MS-325 to market.  The NDA review process at the FDA is underway and we continue to work closely with Schering AG, our partner for MS-325, on the product’s launch and commercialization after FDA approval,” Webb continued.  “Significant progress has been made in preparation for the next phase of our MS-325 development program.  We anticipate initiating our Phase IIIb/IV clinical program and our Phase II cardiac clinical trials in the second quarter of 2004.  Our clot detection agent, EP-2104R, is also at an inflection point in its development as we prepare to begin clinical trials in the second half of 2004.”

EPIX also released estimated 2003 angiography market data that has recently become available.  The table below highlights vascular imaging procedures for 2003.

2003* Millions of U.S. procedures	Cerebral & Carotid	All other Peripheral	Coronary	Total

XRA	.5	1.5	2.6	4.6
MRA	2.0	.7	—	2.6	**
CTA	.2	1.0	—	1.2
	2.7	3.2	2.6	8.4	**

*                 Data provided by Arlington Medical Resources.

**          Total does not add due to rounding.

“The diagnostic angiography market continued its strong growth with total procedures increasing by 900,000 or 12% in 2003.  Between 2000 and 2003 the compound annual growth rate for cerebral, carotid and other peripheral angiography was 24%,” Webb remarked.  “We remain convinced that after FDA approval, MRA with MS-325 will be an attractive alternative to both X-ray angiography and current MRA exams.  In addition, MS-325 has the potential to expand the MRA market by providing a high resolution, minimally-invasive and cost effective method for diagnosing vascular disease.”

 “When a reliable, less-invasive, and easy to use diagnostic tool becomes available, medical professionals generally find that to be attractive,” Webb continued.  “MRA of the cerebral and carotid arteries, areas where the use of MRI is less technically challenging, has followed this pattern.  Today, MRA in these arteries is the angiographic method of choice.    We believe that MS-325’s one-hour imaging window will give it a tremendous advantage over existing contrast agents used for MRA.  This longer imaging window should allow visualization of the lumen as well as the vessel walls and existing plaques, providing vivid, 3-D images.   Furthermore, MS-325 has the potential to be used for imaging multiple vascular beds with one dose in a single imaging session.  We believe this will facilitate improved detection and management of vascular disease throughout the body.”

EPIX will host a conference call and live webcast of its conference call discussing the Q1 financial results at 4:30 pm EST today, Thursday, April 29, 2004. Michael D. Webb, Chief Executive Officer, and Peyton Marshall, Chief Financial Officer, will host the call. The dial-in number for the EPIX conference call is 888-464-7607. A recording of this call may be accessed until Friday, May 7, 2004, by calling 800-642-1687, using reservation code 6802303. The press release and the conference call webcast can also be accessed by visiting the EPIX website at www.epixmed.com.  Please connect to the EPIX website at least 10 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the live webcast.  Two hours after the live webcast and through Friday, May 21, 2004, an archived version of the call will be available on the EPIX website by clicking “Investor Relations”.

EPIX, based in Cambridge, MA, is a leading developer of targeted pharmaceuticals, specializing in MRI contrast agents for the diagnosis and clinical management of disease. The Company believes that MS-325, its lead product under development, has the potential to be an alternative to invasive X-ray angiography for diagnostic vascular imaging.  On the strength of four successful MS-325 Phase III clinical trials, the Company submitted a New Drug Application (NDA) to the FDA in December 2003 which was approved for filing in February 2004.  Schering AG, the market leader in MRI contrast agents, is the worldwide sales and marketing partner for MS-325.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company’s management.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.

EPIX Medical, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003

Revenues:
Product development revenue	$2,652	$2,544
Royalty revenue	688	483
License fee revenue	283	469
Total revenues	3,623	3,496
Operating Expenses:
Research and development	5,513	7,391
General and administrative	2,172	1,607
Total operating expenses	7,685	8,998
Operating loss	(4,062)	(5,502)
Other income, net	203	82

Loss before provision for income taxes	(3,859)	(5,420)
Provision for income taxes	9	27
Net loss	$(3,868)	$(5,447)
Net loss per share	$(0.17)	$(0.32)
Weighted average shares	22,622	17,090

Condensed Balanced Sheet

	March 31, 2004	December 31, 2003

Assets:
Cash, cash equivalents and available-for-sales marketable securities	$74,884	$79,958
Other current assets	645	440
Property and equipment, net	2,216	1,413
Other assets	64	64
Total assets	$77,809	$81,875

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	6,755	9,797
Other current liabilities	13,916	13,590
Long-term liabilities	2,227	4,331
Stockholders’ equity	54,911	54,157
Total liabilities and stockholders’ equity	$77,809	$81,875